Execution Version

Exhibit 10.5

EMPLOYMENT AGREEMENT

between

SUPERIOR ENERGY SERVICES, INC.

and

DEIDRE TOUPS

Dated as of March 28, 2022

{S0009881.1}{EMPLOY~1.1}

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated and effective as of March 28, 2022 (the “Effective Date”), is by and between Superior Energy Services, Inc., a Delaware corporation (“Superior”), and Deidre Toups (“Employee”).

WITNESSETH:

WHEREAS, Employee serves as an employee of Superior or one of its subsidiaries (Superior and all of its subsidiaries, collectively, the “Company”), the Company desires to continue the employment of Employee, and Employee desires to remain in the employment of the Company, in each case on the terms and conditions set forth herein; and

WHEREAS, Employee and the Company are parties to that certain Employment Agreement, effective January 1, 2015 which shall be superseded effective as of the Effective Date by this Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth and of the mutual covenants herein contained, the parties hereto agree as follows:

1.
Employment. The Company shall continue to employ Employee, and Employee shall continue to serve in the employ of the Company, upon the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, Superior shall cause the appropriate entity of the Company that employs Employee to perform any action or obligation required hereunder of the Company, and any action or obligation required hereunder of Superior may be accomplished by Superior or any of its subsidiaries.

2.
Term and Effectiveness.

(a)
Employment Period. The terms and provisions of this Agreement shall become operative on the Effective Date and Employee’s employment with the Company hereunder shall continue until the second anniversary of the Effective Date; provided, however, that on the first anniversary of the Effective Date and on each subsequent anniversary thereof, the term of Employee’s employment under this Agreement shall automatically be extended for one additional year unless either party gives written notice to the other of that party’s election not to so extend the term hereof no less than 60 days prior to any such annual renewal date (such term, as it may be extended, the “Employment Period”).

(b)
Salary. During the Employment Period, the Company shall pay to Employee a minimum annual base salary that is no less than Employee’s annual base salary in effect as of the Effective Date, which shall be paid in equal bi-weekly installments in accordance with the Company’s regular payroll practices for its employees.

(c)
Continuing Rights and Obligations. Following Employee’s ceasing, for whatever reason, to be an employee of the Company, each party shall have the right to enforce all its rights, and shall be bound by all obligations, that are continuing rights and obligations under the terms of this Agreement.

3.
Termination.

(a)
Termination by the Company. The Company shall have the right to terminate Employee’s employment under this Agreement for any of the following reasons:
(i)
This Agreement shall automatically terminate upon Employee’s death.

(ii)
Upon Employee’s incapacity due to physical or mental illness and Employee becoming eligible to receive benefits under the Company’s long-term disability plan. The Company shall give Employee at least 60 days prior written notice of termination pursuant to this Section 3(a)(ii).

(iii)
For Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Employee’s employment hereunder upon:

(1)
the substantial and continued willful failure by Employee to perform her material duties hereunder, or a material breach or threatened breach of this Agreement by Employee, in either case which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, which failure or breach is not corrected (if correctable) by Employee within 30 days after written notice of such failure or breach is delivered to Employee by the Company;

(2)
Employee’s violation of the Company’s Code of Business Ethics and Conduct, which violation is not corrected (if correctable) by Employee within 30 days after written notice of such violation is delivered to Employee by the Company; or

(3)
the commission by Employee of any criminal act involving moral turpitude or a felony which results in an indictment or conviction.

(iv)
For any other reason whatsoever in the sole discretion of the executive officer to which Employee reports.

(b)
Termination by Employee. Employee may terminate her employment under this Agreement at any time for any of the following reasons:

(i)
For Good Reason. For purposes of this Agreement, Employee shall have “Good Reason” to terminate Employee’s employment during the Protected Period (as defined in Section 4(f)) if:

(1)
without Employee’s prior written consent, there is during the Protected Period a material reduction in Employee’s authority, duties or responsibilities with the Company, which reduction is considered to be a significant demotion in the scope of Employee’s employment with the

Company;

(2)
without Employee’s prior written consent, there is during the Protected Period a material reduction in Employee’s base salary or annual bonus opportunity (whether in one reduction or cumulatively), excluding an elimination or reduction of a benefit under any benefit plan or arrangement in which Employee participates that affects similarly situated employees in a similar way;

(3)
the Company does not fulfill its obligations under Section 6(b); or

(4)
without Employee’s prior written consent, the Company requires Employee to be based at any location that is more than 50 miles from the location at which Employee was based as of the first day of the Protected Period.

Notwithstanding the foregoing, Good Reason shall not exist unless: (i) Employee provides written notice to Superior of the existence of the Good Reason event within 60 days of Employee having knowledge of its initial existence, (ii) Superior is provided 30 days from the receipt of such notice during which it may remedy the Good Reason event (if such Good Reason event is cured by Superior by the end of such 30 day period, Employee shall not have Good Reason to terminate employment), (iii) Employee gives written notice to Superior of her intent to terminate employment within 30 days after Superior’s right to cure has lapsed, and (iv) Employee actually terminates Employee’s employment no later than the date that is one year after the date Employee had knowledge of the initial existence of Good Reason.

(ii) For any other reason whatsoever in Employee’s sole discretion.

(c)
Notice of Termination. Any termination of Employee’s employment by the Company or by Employee, other than termination as a result of Employee’s death, shall be communicated by written notice of termination to the other party hereto in accordance with Section 8, which notice shall indicate the specific termination provision in this Agreement relied upon, the effective date of termination of Employee’s employment and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

4.
Compensation Upon Termination.

(a)
Accrued Amounts. Except as provided in this Section 4, if Employee’s employment hereunder is terminated pursuant to Section 3, all future compensation and benefits to which Employee is otherwise entitled under this Agreement shall cease and terminate as of the date of such termination, and Employee (or her estate) shall be entitled to receive the payments and benefits in Section 4(a)(i)-(v) (the “Accrued Amounts”):

(i)
Employee’s base salary through the date of termination;

(ii)
if Employee’s termination occurs on or after January 1st of a calendar year, but before the date on which bonuses are paid, if any, pursuant to achievement of performance goals set under the Company's annual incentive plan for the year immediately preceding the year in which Employee’s termination of employment occurs, an amount, subject to the Company's discretion as applied in a manner consistent with the determination for similarly situated employees and paid at the same time the Company pays bonuses to similarly situated employees under such plan, equal to the amount Employee would have earned if Employee had remained employed with the Company until the date such bonuses would otherwise have been paid;

(iii)
those benefits that are provided by welfare benefit plans and programs adopted and approved by the Company for Employee that, under the terms of the relevant plans and programs, are earned and vested and payable on or before the date of termination;

(iv)
any rights Employee (or her estate) may have under any stock option, restricted stock, performance share unit or any other stock-based award; and

(v)
medical and similar employee welfare benefits, the continuation of which is required by applicable law or as provided in the applicable welfare benefit plan.

(b)
Change of Control. If Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason during the Protected Period, then, in addition to the Accrued Amounts and subject to Section 4(d) and Section 14 (if applicable):

(i)
the Company shall pay to Employee in one lump-sum payment on the first business day following the date 60 days after the date of such termination of employment an amount equal to two times the sum of (A) the base salary then in effect and (B) the target bonus for Employee in the annual incentive plan or program, in which Employee participates for the current fiscal year, or if no target bonus has been established for the current fiscal year, the actual bonus received by Employee for the previous calendar year;

(ii)
for two years after the date of Employee’s termination of employment, the Company shall continue to provide group health insurance benefits to Employee and Employee’s family at least equal to those that would have been provided to them if Employee’s employment had not been terminated (group health insurance shall be provided via the Company’s payment of the monthly cost of coverage elected by Employee pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or an equivalent amount for periods of coverage after the applicable COBRA period, at such time as the COBRA premiums would be due under such plan; and such premiums, including any premiums paid on Employee’s behalf beyond the COBRA period, will be imputed to Employee as income, to the extent required by law); provided, however, that if Employee becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and

(iii)
the Company shall pay to Employee on the first business day following the date 60 days after Employee’s termination of employment the amount of the target annual bonus for Employee in the annual incentive plan or program in which Employee participates for the current fiscal year, or if no target bonus has been established for the current year, the actual bonus received by Employee for the previous calendar year, prorated for the days in such calendar year that Employee was employed by the Company.

(c)
Other Terminations. If Section 4(b) does not apply and Employee’s employment under this Agreement is terminated by the Company pursuant to Section 3(a)(iv), then in addition to any other amounts payable to Employee and subject to Section 4(d) and Section 14 (if applicable):

(i)
the Company shall pay to Employee in one lump-sum payment on the first business day following the date 60 days after the date of such termination an amount equal to the sum of (A) the base salary then in effect and (B) the target bonus for Employee in the Company’s annual incentive plan for the current fiscal year;

(ii)
for one year after the date of Employee’s termination of employment, the Company shall continue to provide group health insurance benefits to Employee and Employee’s family at least equal to those that would have been provided to them if Employee’s employment had not been terminated (group health insurance shall be provided via the Company’s payment of the monthly cost of coverage elected by Employee pursuant to COBRA, or an equivalent amount for periods of coverage after the applicable COBRA period, at such time as the COBRA premiums would be due under such plan; and such premiums, including any premiums paid on Employee’s behalf beyond the COBRA period, will be imputed to Employee as income, to the extent required by law); provided, however, that if Employee becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and

(iii)
the Company shall pay to Employee on the first business day following the date 60 days after Employee’s termination of employment the amount of Employee’s target annual bonus opportunity for the year in which Employee’s termination of employment occurs, prorated for the days in such calendar year that Employee was employed by the Company.

For the avoidance of doubt, Employee shall not be entitled to the payments and benefits provided pursuant to this Section 4(c) if Employee is also found to be entitled to the payments and benefits provided pursuant to Section 4(b) hereof at any time. If Employee is found to be entitled to the payments and benefits provided pursuant to Section 4(b) hereof after Employee has received payments and benefits pursuant to this Section 4(c), any such payments or benefits already provided to Employee pursuant to Section 4(c) will be counted towards the payments and benefits to be provided pursuant to Section 4(b), to the extent applicable.

(d)
Release. Notwithstanding any provision hereof to the contrary, Employee shall not be entitled to the payments and benefits under Section 4(b) or Section 4(c) hereof, as applicable, unless Employee executes and delivers to Superior (without subsequent revocation) a waiver and release substantially in the form attached hereto as Appendix A (the “Release”) no later than the specified in the Release. The Company shall provide Employee with an execution version of the Release within five (5) days from the date of Employee’s termination.

(e)
Excise Tax.

(i)
Tax Liability. Employee will be liable for and will pay all applicable tax liability, including federal, state, local and foreign income, excise, including taxes on “excess parachute payments” pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or other taxes, by virtue of any payments made to Employee under this Agreement.

(ii)
Limitation on Severance Benefits. Notwithstanding any contrary provision in this Agreement, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement including, without limitation, any stock option, restricted stock, stock appreciation right or similar right or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (individually and collectively, a “Payment”), would be subject, but for the application of this Section 4(e)(ii), to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), by reason of being considered “contingent on a change in ownership or control” of Superior, within the meaning of Section 280G(b)(2) of the Code, or any successor provision thereto, then:

(1)
if the After-Tax Payment Amount would be greater by reducing the amount of the Payment otherwise payable to Employee to the minimum extent necessary (but in no event less than zero) so that, after such reduction, no portion of the Payment would be subject to the Excise Tax, then the Payment shall be so reduced; and

(2)
if the After-Tax Payment Amount would be greater without the reduction then there shall be no reduction in the Payment.

As used in this Section 4(e)(ii), “After-Tax Payment Amount” means (i) the amount of the Payment, less (ii) the amount of federal income taxes payable with respect to the Payment calculated at the maximum marginal income tax rate for each year in which the Payment shall be paid to Employee (based upon the rate in effect for such year as set forth in the Code at the time of the Payment), less (iii) the amount of the Excise Tax, if any, imposed on the Payment. For purposes of any reduction made under Section 4(e)(ii), the Payments that shall be reduced shall be those that provide Employee the best economic benefits, and to the extent any Payments are economically equivalent, each shall be reduced pro rata.

(iii) Determination. All determinations required to be made under this Section 4(e) and the assumptions to be utilized in arriving at such determinations, will be made by a public accounting firm or another qualified advisor that is selected by the Company in its discretion prior to the applicable transaction, which firm or advisor will provide detailed supporting calculations to both the Company and Employee.

(f)
Certain Definitions. For purposes of this Section 4, the following terms shall have the following meanings:

(i)
“Change of Control” means

(1)
the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the common stock or 50% or more of the combined voting power of Superior’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control:

a.
any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 4(f)(i)(2) hereof) of common stock directly from the Company;

b.
any acquisition of common stock by the Company;

c.
any acquisition of common stock by any employee benefit plan (or related trust) sponsored or maintained by the Company; or

d.
any acquisition of common stock by any corporation or other entity pursuant to a Business Combination that does not constitute a Change of Control under Section 4(f)(i)(2) hereof; or

(2)
consummation of a recapitalization, reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of Superior) or sale or other disposition of all or substantially all of the assets of Superior (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

a.
the individuals and entities who were the beneficial owners of Superior’s outstanding common stock and Superior’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and
b.
except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post- Transaction Corporation and any employee benefit plan or related trust of either Superior, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 25% or more of the then outstanding voting securities entitled to vote generally in the election of directors of the Post- Transaction Corporation or 25% or more of the combined voting power of the then outstanding voting securities of such corporation, and

c.
at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of Superior, providing for such Business Combination;

provided, that for purposes of any payment hereunder that is deferred compensation pursuant to Section 409A of the Code and is payable on account of a Change of Control, the event must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

(ii)
The term “person” means a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

(iii)
“Incumbent Board” means the individuals who, as of the Effective Date, constitute the Board of Directors of Superior; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by Superior’s stockholders, was approved by a vote of at least two-thirds of the directors then composing the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

(iv)
“Protected Period” means the period beginning on the date that is six (6) months prior to the date of the consummation of a Change of Control and ending on the date that is two (2) years after the date of the consummation of such Change of Control.

5.
Nondisclosure and Non-Competition.

(a)
Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)
“Company’s Business” means any line of business in which the Company is engaged at the time and includes, but is not limited to, the following:
(a)
manufacturing, selling or renting specialized tools or equipment for use with onshore, offshore and subsea oil and gas well drilling, completion, production, pressure management, workover, finishing and related activities; (b) providing onshore and offshore oil and gas well intervention services, including, without limitation, hydraulic workover and snubbing; and (c) providing completion services including, without limitation, sand control systems, well screens and filters, and safety valves.

(ii)
“Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company, that at the time or times concerned was not known by or available to Employee through means other than her employment by the Company and is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company or any of its consultants, agents or independent contractors or by Employee, and whether or not marked confidential, including, without limitation, (a) information relating to the Company’s products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists and analyses, employee lists, customer lists, customer source lists, proprietary computer software; (b) information, ideas, concepts, improvements, discoveries or inventions, whether patentable or not, which Employee conceived, made, developed or acquired, individually or in conjunction with others, during Employee’s employment by the Company that relate to the Company’s Business; (c) ideas, prospects, proposals or other opportunities relating to the Company’s Business that any third party originated and brought to Employee’s attention during her employment by the Company; and (d) and internal notes and memoranda relating to any of the foregoing.

(b)
Nondisclosure of Confidential Information. Employee shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Employee during Employee’s employment by the Company and shall use such Confidential Information solely within the scope of her employment with and for the exclusive benefit of the Company. Employee agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of Superior or as may be required by law or legal process, and (ii) at the end of the Employment Period, to deliver promptly to the Company any Confidential Information in her possession, including any duplicates thereof and any notes or other records Employee has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Employee to disclose or otherwise make available any Confidential Information, whether during the Employment Period or thereafter, then Employee shall give Superior prompt prior written notice of such required disclosure (including a copy of the disclosure request, if applicable) and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings. In accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement, or any other agreement or policy shall prevent Employee from, or expose Employee to criminal or civil liability under federal or state trade secret law for, (i) directly or indirectly sharing any of the Company’s trade secrets or other Confidential Information (except information protected by the Company’s attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators, or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Company, or (ii) disclosing trade secrets in a complaint or other document filed in connection with a legal claim, provided that the filing is made under seal. Further, nothing herein shall prevent Employee from discussing or disclosing information related to Employee’s general job duties or responsibilities and/or regarding employee wages.

(c)
Limited Covenant Not to Compete. This Section 5(c) shall be binding upon Employee during the Employment Period. Section 5(c)(i) shall be binding upon Employee for a period of one year after Employee’s termination of employment if (i) Employee terminates Employee’s employment voluntarily (excluding a termination due to Good Reason) or (ii) the Company terminates Employee’s employment for Cause pursuant to Section 3(a)(iii); provided, however, that Section 5(c)(i) shall not be binding upon Employee if Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason during the Protected Period. Section 5(c)(ii), (iii) and (iv) shall be binding upon Employee for a period of one year after Employee’s termination of employment for any reason.

(i)
Employee shall not, within the Territory (as defined below), directly or indirectly, for herself or others, own, manage, operate, control, be employed by, engage or participate in, allow her skill, knowledge, experience or reputation to be used by, or otherwise be connected in any manner with the ownership, management, operation or control of, any company or other business enterprise engaged in any aspect of the Company’s Business in connection with which Employee provided services during her employment with the Company; provided, however, that nothing contained herein shall prohibit Employee from making passive investments in any publicly held company that do not exceed, in the aggregate, one percent (1%) of the outstanding equity interest of such company;

(ii)
Employee shall not, and shall not cause any other person to, directly or indirectly, call upon any customer or potential customer of the Company within the Territory, for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company;

(iii)
Employee shall not, and shall not cause any other person to, directly or indirectly, solicit, induce, influence or attempt to influence any supplier, lessor, licensor, or any other person who has a business relationship with the Company, or who on the date of termination of Employee’s employment hereunder is engaged in discussions or negotiations to enter into a business relationship with the Company, to discontinue or reduce the extent of such relationship with the Company; and

(iv)
Employee shall not, and shall not cause any other person to, directly or indirectly, make contact with any of the employees of the Company (including those who are employees of the Company at the time of such contact or at any time in the three (3) months prior to such contact) for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s relationship with the Company.

Employee further agrees that during the Employment Period and for a period of one year thereafter, Employee shall not, and shall not cause any other person to, directly or indirectly, hire any employee of the Company (including those who are employees of the Company at any time in the three (3) months prior to such hiring) as an employee or independent contractor.

For purposes of this Section 5(c), “Territory” means any geographic area or market (including any adjacent offshore areas), whether within or outside the United States, in which the Company engages in the Company’s Business, as defined in Section 5(a)(i) above on the date of termination of Employee’s employment hereunder, including, without limitation, the parishes (or any adjacent offshore areas) of the State of Louisiana as set forth in Appendix B).

(d)
Protection of Information.

(i)
The Company shall disclose to Employee, or place Employee in a position to have access to or develop, trade secrets or confidential information of the Company; and/or shall entrust Employee with business opportunities of the Company; and/or shall place Employee in a position to develop business good will on behalf of the Company.

(ii)
Employee agrees not to disclose or utilize, for Employee’s personal benefit or for the direct or indirect benefit of any other person or entity, or for any other reason, whether for consideration or otherwise, during the Employment Period or at any time thereafter, any information, ideas, concepts, improvements, discoveries or inventions, whether patentable or not, which are conceived, made, developed, or acquired by Employee, individually or in conjunction with others, during Employee’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products, or services of the Company (including, without limitation, all such business ideas, prospects, proposals or other opportunities which are developed by Employee during her employment hereunder, or originated by any third party and brought to the attention of Employee during her employment hereunder, together with information relating thereto (including, without limitation, data, memoranda, opinions or other written, electronic or charted means, or any other trade secrets or other confidential or proprietary information of or concerning the Company)) (collectively, “Business Information”). Moreover, all documents, drawings, notes, files, data, records, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any such Business Information are and shall be the sole and exclusive property of the Company. Upon termination of Employee’s employment by the Company, for any reason, Employee promptly shall deliver all Business Information, and all copies thereof, to the Company. As a result of knowledge of confidential Business Information of third parties, such as customers, suppliers, partners, joint ventures, and the like, of the Company, Employee also agrees to preserve and protect the confidentiality of such third party Business Information to the same extent, and on the same basis, as the Company’s Business Information.

(iii)
Employee agrees that, during her employment, any inventions (whether or not patentable), concepts, ideas, expressions, discoveries, or improvements, including, without limitation, products, processes, methods, publications, works of authorship, software programs, designs, trade secrets, technical specifications, algorithms, technical data, know-how, internal reports and memoranda, marketing plans and any other patent or proprietary rights conceived, devised, developed, or reduced to practice, in whole or in part, by Employee during her employment with the Company (the “Developments”) are the sole and exclusive property of the Company on a worldwide basis as works made for hire or otherwise, and further that any revenue or other consideration obtained from the sale, license or other transfer or conveyance of any such Development, or a product or service incorporating such Development, is solely for the benefit of and becomes the property of the Company. To the extent a Development may not be considered work made by Employee for hire for the Company, Employee agrees to assign, and automatically assigns at the time of creation of the Development, without any requirement of further consideration, any and all right, title and interest she may have in such Development. Employee shall preserve each such Development as confidential and proprietary information of the Company. Employee shall promptly disclose each such Development and shall, upon demand, at the Company’s expense, execute and deliver to the Company such documents, instruments, deeds, acts and things as the Company may request to evidence or maintain the Company’s ownership of the Development, in any and all countries of the world, or to effect enforcement thereof, and to assign all rights, if any, of Employee in and to each of such Developments. In addition, Employee agrees not to publish or seek to publish any information whatsoever concerning any Development without the prior written consent of Superior, which may be withheld in its sole and absolute discretion.

(iv)
Any inventions relating to the business of the Company conceived or reduced to practice after Employee leaves the employ of the Company shall be conclusively deemed to have been conceived and/or reduced to practice during the period of the employment if conceived and/or reduced to practice within six months from termination of employment, and shall be subject to the terms of this Section 5.

(e)
Non-Disparagement. Throughout the Employment Period and thereafter, Employee shall not directly or through another, (i) engage in, any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious, or damaging to the integrity, reputation or good will of the Company or its management, products or services; (ii) make any statement, posting, or other communication (including on or through any media (whether print, television, radio, the internet, social media, or with or through any reporter, blogger, “app” (such as Instagram, Snapchat, or the like), or otherwise, collectively “Media”)) that purports to be on behalf of the Company, or which a third party may perceive has been authorized, approved, or endorsed by the Company, or reflects the views of the Company (including as a result of the use of the Company’s email account or address to make any such statement, posting, or communication); (iii) share, post, transmit, or upload any material related to the Company (regardless of whether such comments, statements, or material are disparaging) with, to, through, or on any Media; or (iv) utilize any Company logos, graphics, trade names, or trademarks on any Media or for any other purpose without permission from the Company. After the Employment Period, the Company shall direct its directors and officers not to engage in, directly or through another, any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious, or damaging to the integrity, reputation or good will of Employee. It is expressly understood that neither this paragraph nor any other term of this Agreement is intended to or shall have the effect of precluding Employee or Superior from good faith compliance with federal or state laws or regulations requiring factual disclosures concerning Employee or the Company.

(f)
Injunctive Relief. Employee acknowledges that a breach by Employee of each of paragraph (b), (c), (d) and (e) of this Section 5 would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions of paragraph (b), (c), (d) or (e) of this Section 5 during or after the Employment Period, the Company shall be entitled to injunctive relief restraining Employee from violation of any such paragraph without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Employee including, but not limited to, enforcing any obligations of Employee to the Company under any option, restricted stock or other agreement with the Company, recovery of costs and expenses such as reasonable attorney’s fees incurred by reason of any such breach and actual damages sustained by the Company as a result of any such breach.

(g)
Governing Law of this Section 5; Consent to Jurisdiction. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Section 5, or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the state in which the prohibited competing activity or disclosure occurs, and, with respect to each such dispute, the Company and Employee each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts sitting in the relevant state for resolution of such dispute, and agree to be irrevocably bound by any judgment rendered thereby in connection with such dispute, and further agree that service of process may be made upon her in any legal proceeding relating to this Section 5 by any means allowed under the laws of such state. Each party irrevocably waives any objection he, she or it may have as to the venue of any such suit, action or proceeding brought in such a court or that such a court is an inconvenient forum.

(h)
Employee’s Understanding of this Section . Employee hereby represents to the Company that she has read and understands, and agrees to be bound by, the terms of this Section 5. Employee acknowledges that the geographic scope and duration of the covenants contained in Section 5(c) are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the importance of the functions performed by Employee and the length of time it would take the Company to find and train a suitable replacement, (ii) the nature and wide geographic scope of the operations of the Company, (iii) Employee’s level of control over and contact with the Company’s Business and operations in all jurisdictions where same are conducted and (iv) the fact that the Company’s Business is conducted throughout the geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Section 5 invalid or unenforceable. The provisions of this Section 5 are supplemental to and do not supersede Employee’s obligations under applicable law, regulation, or policy. Employee understands and acknowledges that the Company has made substantial investments in its business, including its goodwill and Confidential Information. Employee agrees that such investments are worthy of protection, and that the Company’s need for the protection afforded by this Section 5 is greater than any hardship Employee might experience by complying with its terms. Employee hereby represents to the Company that she has read and understands, and agrees to be bound by, the terms of this Section 5.

(i)
Protected Rights. Notwithstanding anything to the contrary in this Agreement, Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agency”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agency.

6.
Successors.

(a)
Enforceability. This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to her under this Agreement if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate.

(b)
Successors. Superior shall require the ultimate parent entity of any successor (whether, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Superior to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Superior would be required to perform this Agreement if no such succession had taken place.

7.
Arbitration. Employee shall submit any dispute or claim arising from or relating to the Agreement that cannot be resolved to mandatory and binding arbitration administered by the American Arbitration Association (“AAA”) to be held in Houston, Texas, U.S.A., except as otherwise required by law. The arbitration shall be in accordance with the terms of the Plan and the Commercial Arbitration Procedures of the AAA (the “Rules”). The arbitration shall be conducted before a panel of three (3) arbitrators from the AAA National Roster of approved arbitrators who each have at least fifteen (15) years of employment law experience, of which each of the parties shall select one and the third of which shall be mutually selected by the two (2) arbitrators; provided, that if the two (2) arbitrators are unable to agree to the selection of the third arbitrator within a period of fifteen (15) days following the date in which the two (2) arbitrators are selected by the parties pursuant to this Section, the third arbitrator shall instead be selected by the AAA pursuant to the Rules. Each party in such an arbitration proceeding shall be responsible for the costs and expenses incurred by such party in connection therewith (including attorneys’ fees) which shall not be subject to recovery from the other party in the arbitration except that any and all charges that may be made for the cost of the arbitration and the fees of the arbitrators which shall in all circumstances be paid by the Company. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator. In the event of litigation to enforce an arbitration award in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable out-of-pocket costs and disbursements incurred by such party in connection therewith (including reasonable attorneys’ fees). Notwithstanding the provisions of this Section 7, the Company may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee’s obligations under Section 5.

8.
Notices. For purposes of this Agreement, all notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepared, addressed as follows:

If to Employee:

Deidre Toups

If to Superior:

General Counsel

Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Houston, Texas 77002

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.
Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and such officer of Superior as may be specifically designated by the Board of Directors of Superior. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Each party participated in the drafting of this Agreement and no inference shall be made against either party in its interpretation.

10.
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Neither party shall be in breach of this Agreement if subsequent law changes make any provision unenforceable or illegal. The parties agree to negotiate in good faith any modifications that may be necessary to comply with future law changes. Notwithstanding the foregoing, an arbitrator or reviewing court of competent jurisdiction may modify or blue pencil any invalid or unenforceable provision so as to render it fully valid and enforceable to the maximum extent permissible, in accordance with the intention of the parties hereto.

11.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12.
Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and as of the Effective Date replaces and supersedes any previous agreement, arrangement or contract, whether written or oral, relating to Employee’s employment, including, but not limited to, any offer letter, employment agreement, change in control agreement or severance agreement. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

13.
Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14.
Section 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Code and applicable Treasury regulations (“Section 409A”):

(a)
Interpretation and Amendment. This Agreement is intended to comply with Section 409A and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate. This Agreement shall not be amended in a manner that would cause the Agreement or any amounts payable under the Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement.

(b)
Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Employee under this Agreement in connection with a termination of Employee’s employment that would be considered “non-qualified deferred compensation” under Section 409A, a termination of employment shall be considered to have occurred under this Agreement only upon Employee’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto.

(c)
Specified Employees. If Employee is a “specified employee,” as such term is defined in Section 409A, any payments payable as a result of Employee’s termination (other than death or disability) shall not be payable before the earlier of

(i) the date that is six months after Employee’s termination, (ii) the date of Employee’s death, or (iii) the date that otherwise complies with the requirements of Section 409A. This Section 14(c) shall be applied by accumulating all payments that otherwise would have been paid within six months of Employee’s termination and paying such accumulated amounts at the earliest date which complies with the requirements of Section 409A.

(d)
Specified Employee and Welfare Continuation Benefit. Notwithstanding any provision of this Agreement to the contrary, if, and during the period that, Section 14(c) applies to Employee, Employee shall pay the cost of the benefits provided pursuant to Section 4(b)(ii) or Section 4(c)(ii) as determined under the then current practices of the Company on a monthly basis, provided that the Company shall reimburse Employee the costs of such benefits within thirty (30) days after such reimbursable amounts are incurred by Employee.

(e)
Separate Payments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

(f)
Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Employee and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be made to Employee as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred. This Section 14(f) shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.

15.
Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Texas, without regard to principles of conflict of laws, except as expressly provided in Section 5(g) above with respect to the resolution of disputes arising under, or the Company’s enforcement of, Section 5 of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SUPERIOR ENERGY SERVICES, INC.

By: /s/ Michael Y. McGovern

Name: Michael Y. McGovern

Title: Executive Chairman

EMPLOYEE

/s/ Deidre Toups

Deidre Toups

APPENDIX A

Form of Waiver and Release

This Waiver and Release (this “Release”) is effective as of the Release Effective Date (as defined below) by Deidre Toups (“Employee”) in favor of Superior Energy Services, Inc. (“Superior”). Capitalized terms not defined in this Release are as defined in the Employment Agreement between Employee and Superior (the “Agreement”). Employee gives this Release in consideration of Superior’s promises and covenants as recited in the Agreement, with respect to which this Release is an integral part. Employee agrees as follows:

1.
Release of Superior. In exchange for the consideration provided to Employee pursuant to the Agreement, which Employee acknowledges is fair and sufficient consideration, Employee, individually and on behalf of Employee’s successors, assigns, attorneys, and all those entitled to assert Employee’s rights, now and forever hereby releases and discharges Superior and its respective officers, directors, stockholders, trustees, employees, agents, fiduciaries, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever (collectively, “Claims”), in law or in equity, which Employee ever had or now has against the Released Parties, including, without limitation, any Claims arising by reason of or in any way connected with any employment relationship which existed between the Company and Employee. It is understood and agreed that this Release is intended to cover all Claims, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Employee has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to Claims for employment discrimination under federal or state law; Claims arising under the Age Discrimination in Employment Act, 29

U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq., the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., or the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; Claims for statutory or common law wrongful discharge; Claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; Claims under any contracts, agreements, or understandings Employee may have with any of the Released Parties, written or oral (including under the Agreement); Claims for attorney’s fees, expenses and costs; Claims for defamation; Claims for emotional distress; Claims for wages or vacation pay; Claims for benefits or that in any way relate to the design or administration of any employee benefit program, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; or Claims under any other applicable federal, state or local laws or legal concepts.

2.
Release of Claims Under the Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Employee agrees that by executing this Release, he or she has released and waived any and all Claims he or she has or may have as of the date of this Release under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., and all other federal, state, and local laws regarding age discrimination and other forms of discrimination or harassment. Employee acknowledges and agrees that he or she has been, and hereby is, advised by Superior to consult with an attorney prior to executing this Release; that Employee has carefully read this Release; that Employee fully understands the terms, conditions, and significance of this Release

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and its final and binding effect; that no other promises or representations were made to Employee other than those set forth in this Release; that Employee is fully competent to manage Employee’s business affairs and understands that Employee may be waiving legal rights by signing this Release; that Employee has executed this Release voluntarily, knowingly, and with an intent to be bound by this Release; and that Employee has full power and authority to release Employee’s Claims as set forth herein and has not assigned any such Claims to any other individual or entity. Employee further acknowledges and agrees that Superior has offered Employee the opportunity, before executing this Release, to consider this Release for a period of forty-five (45) calendar days; and that the consideration Employee receives for this Release is in addition to amounts to which Employee was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Employee may revoke this Release within seven (7) calendar days from the date of execution hereof. Employee has read and understood the Agreement, and it is incorporated herein by reference. Employee was advised in the Agreement as to the eligibility factors for the Agreement and the time limits applicable to the Agreement. If Employee’s employment is ending as part of a group termination, Employee has received a list of the job titles and the ages of all employees eligible or selected for the Agreement and a list of the ages and job titles of employees in the same job classification or organizational unit who are not eligible or selected for the Agreement.

3.
Release of Unknown Claims. Employee understands and agrees that this Release is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, Claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in this Release. Employee fully understands that if any fact with respect to any matter covered in this Release is found hereinafter to be other than or different from the facts believed by Employee to be true at the time of the execution of this Release, Employee expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in facts.

4.
Limited Exceptions to Release. The only exceptions to this Release of Claims are with respect to (1) any surviving obligations under the Agreement or the right to enforce the Agreement; (2) such Claims as may arise after the date this Release is executed; (3) any indemnification obligations to Employee under Superior’s bylaws, certificate of incorporation, Texas law or otherwise; (4) Employee’s vested rights under the terms of employee benefit plans sponsored by the Company; (5) an action to challenge the Release of Claims under the Age Discrimination in Employment Act; (6) applicable workers’ compensation benefits for occupational injuries or illnesses; and (7) any Claims which the controlling law clearly states may not be released by private agreement.

5.
Covenant Not to Sue. Except as otherwise provided in Section 4 of this Release, Employee agrees and covenants not to file any lawsuit, arbitration, or grievance in any local, state or federal court or any other court or tribunal for any Claims released by this Release. For the avoidance of doubt, nothing in this Release, any other agreement between Employee and Superior, or any Superior policy shall prevent Employee from filing a charge, reporting possible violations or participating in any investigation with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or self-regulatory organization, including making any other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations. Employee is, however, waiving Employee’s right to file a court action or

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to seek or accept individual remedies or damages (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) from any of the Released Parties in connection with any action filed by Employee or on Employee’s behalf by any such federal, state, or local administrative agency or any other person or entity.

6.
Non-Admission. The benefits provided under the Agreement are not to be construed as an admission of any liability whatsoever on the part of Superior or any of the other Released Parties, by whom liability is expressly denied.

7.
Acknowledgement and Revocation Period. Employee has carefully read this Release and is signing it voluntarily. In order to be eligible for benefits under the Agreement, Employee must sign this Release and return it to Superior’s General Counsel no earlier than Employee’s termination date, and no later than 5:30 p.m. Central Standard Time on the 46th day following the later of (i) the date that Employee received this Release or (ii) Employee’s termination date. Employee acknowledges that Employee has had at least forty-five (45) days from receipt of this Release to review it prior to signing or that, if Employee is signing this Release prior to the expiration of such 45-day period, Employee is waiving his or her right to review the Release for such full 45-day period prior to signing it. Employee has the right to revoke this Release within seven (7) days following the date Employee executes it. In order to revoke this Release, Employee must deliver notice of the revocation in writing to Superior’s General Counsel before the expiration of the seven (7) day period. However, if Employee revokes this Release within such seven (7) day period, no separation benefits pursuant to Section 4(b) or Section 4(c) of the Agreement will be payable to Employee. If Employee does not revoke this Release within seven (7) days of signing it, this Release shall become fully binding, effective, and enforceable on the eighth (8th) calendar day after the day Employee executes it. The date upon which this Release becomes binding and enforceable is the “Release Effective Date.”

8.
No Revocation After Seven Days. Employee acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven (7) day revocation period. Employee further acknowledges and agrees that, with the exception of an action to challenge the waiver of Claims under the Age Discrimination in Employment Act, Employee shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against Superior or any other Released Party based upon a claim that is covered by the terms of the Release contained herein, without first repaying all monies paid to him or her under the Agreement. Furthermore, with the exception of an action to challenge Employee’s waiver of Claims under the Age Discrimination in Employment Act, if Employee does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against Superior or any other Released Party based upon a Claim that is covered by the Release set forth herein, Employee shall pay to Superior and/or the appropriate Released Party all of their costs and attorneys’ fees incurred in their defense of Employee’s action.

9.
Governing Law and Severability. This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Texas, without regard to principles of conflict of laws. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal

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construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

10.
Complete Agreement. This Release is part of the Agreement and, once executed, may be enforced in accordance with Sections 5(f) and 7 of the Agreement. This Release and the Agreement set forth the entire understanding and agreement between Employee and Superior concerning the subject matter of this Release and supersede and invalidate any previous agreements or contracts. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

To confirm Employee’s agreement with the terms and conditions of this Release, Employee has signed and dated it below.

Employee’s Printed Name

Employee’s Signature

Employee’s Signature Date

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APPENDIX B

Louisiana Parishes

Acadia Ascension Assumption Bienville Bossier Caddo Calcasieu Cameron Claiborne De Soto

East Baton Rouge Iberia

Iberville Jackson

Jefferson

Jefferson Davis Lafayette Lafourche Lincoln Livingston Natchitoches Orleans Ouachita Plaquemines Red River Sabine

St. Bernard St. Charles St. James

St. John the Baptist St. Martin

St. Mary Terrebonne Union Vermillion Webster

West Baton Rouge

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B-1

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